February 5, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

     Re:  Calvert Variable Products, Inc.

             File numbers: 002-90309 and 811-04000

Ladies and Gentlemen:

     As counsel to Calvert Investments, Inc., it is my opinion that the securities being registered by Post-Effective Amendment No. 75 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Variable Products, Inc. (the "Fund"), including its Articles of Incorporation, other original or photostatic copies of Fund records, certificates of public officials, and such other documents, papers, statutes, or authorities as I deemed necessary to form the basis of this opinion.

     I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 75 to its Registration Statement.

Sincerely,

/s/  Andrew K. Niebler

Andrew K. Niebler

Associate General Counsel